Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into as of November 27, 2024, by and between Christopher Van Tuyl (the “Executive”) and IMVT Corporation (the “Company”).
RECITALS
A.The Company desires the association and services of the Executive and the Executive’s skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.
B.The Executive desires to be in the employ of the Company and is willing to accept such employment on the terms and conditions set forth in this Agreement.
C.This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between the Executive and the Company or any predecessor thereof.
AGREEMENT
In consideration of the foregoing, the parties agree as follows:
1.EMPLOYMENT BY THE COMPANY.
1.1Position; Duties. Subject to the terms and conditions of this Agreement, the Executive will hold the position of Chief Legal Officer and Corporate Secretary of the Company and of Immunovant, Inc. (the “Parent”). The Executive will report to the Chief Executive Officer of the Company and Parent (the “CEO”). The Executive will devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement.
1.2Location of Employment. The Executive’s principal place of employment will be remote/work from home. The Executive understands that the Executive’s duties also will require periodic business travel.
1.3Start Date. The Executive’s employment with the Company will commence on or about December 16, 2024 (the “Start Date”).
1.4Exclusive Employment; Agreement Not to Compete. Except with the prior written consent of the CEO, the Executive will not, during the Executive’s employment with the Company, undertake or engage in any other employment, occupation or business enterprise that requires more than a de minimis amount of time or attention. It is understood and agreed that the Executive and the CEO have discussed the Executive’s activities described on Exhibit A attached hereto and that the Executive may continue to engage in such activities during the term of this Agreement, so long as such activities are not adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any way in competition with the business of the Company. During the Executive’s employment, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company. Ownership by the Executive in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or, an investment of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market will not constitute a breach of this Section.
2.COMPENSATION AND BENEFITS.
2.1Salary. The Company will pay the Executive a base salary at the annualized rate equal to US$481,000.00 (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary will be prorated for any partial year of employment based on a 365-day year. The Base Salary will be subject to periodic review and may be adjusted from time to time at the discretion of the board of directors of the Company (the “Board”).
2.2Annual Performance Bonus. Each fiscal year, the Executive will be eligible to earn an annual discretionary cash bonus (the “Annual Performance Bonus”) with a target bonus opportunity equal to forty-five percent (45%) of the Executive’s Base Salary, which could increase for outperformance of Company goals, based on the board of directors of the Parent (the “Parent Board”) (and/or a committee thereof) assessment of the Executive’s individual performance and overall Company performance. To earn and receive the Annual Performance Bonus, the Executive must remain employed by the Company through and including the date on which the Annual Performance Bonus is paid, except as set forth in Section 5.3 herein. The Annual Performance Bonus, if any, will be paid no later than thirty (30) days following the end of the Company’s fiscal year (March 31st), or by April 30th. The Annual Performance Bonus payable, if any, will be prorated for the initial year of employment (based on a three hundred sixty-five (365)- day year) and will be prorated if the Company’s review or assessment of the Executive’s performance covers a period that is less than a full fiscal year.
2.3Equity Incentive Grant (Options). Subject to the terms of the 2019 Equity Incentive Plan (the “Plan”) of Parent and approval of the grant by the Parent Board, the Executive will be granted an award of an option to purchase 137,446 common shares of the Parent (the “Option Award”). The Option Award is intended to be a material inducement for the Executive to enter into employment with the Company. The Option Award will be granted on or about the Start Date, with an exercise price equal to the fair market value of Parent’s common shares on such date of grant, as set forth in the Plan. The Option Award will be governed by the Plan and other documents issued in connection with the grant and will incorporate the terms set forth in this Section 2.3 and Sections 5.2 and 5.3 below.
The Option Award will vest over a period of four (4) years, with twenty-five percent (25%) of the Option Award vesting on the one-year anniversary of the Start Date and the balance of the Option Award vesting in a series of twelve (12) successive equal quarterly installments measured from the first anniversary of the Start Date, provided Executive is employed by the Company on each vesting date, except as set forth in Section 5.3 herein.
2.4Equity Incentive Grant (RSUs). Subject to the terms of the Plan and approval of the grant by the Parent Board, the Executive will be granted restricted stock units for 109,956 shares of common shares of the Parent (the “RSU Grant”) pursuant to the Plan. The RSU Grant is intended to be a material inducement for the Executive to enter into employment with the

Company. The RSU Grant will be made on or about the Start Date and will be subject to a 4-year vesting period, with twenty-five percent (25%) of the RSU Grant vesting on the one (1) year anniversary of the Start Date and the balance of the RSU Grant vesting in a series of twelve (12) successive equal quarterly installments thereafter, provided Executive is employed by the Company on each such vesting date, except as set forth in Section 5.3 herein. In all cases, the RSU Grant will be subject to the terms and conditions contained in the Plan and the applicable equity incentive agreement, which will incorporate the terms set forth in this Section 2.4 and Section 5.3 below) (the “RSU Equity Incentive Agreement”) between Executive and the Parent. In the event of a conflict between the terms of this Agreement and the terms of the RSU Equity Incentive Agreement, except in connection with the vesting schedule and acceleration rights set forth in Section 5.3, the terms of the RSU Equity Incentive Agreement will prevail.
The Executive may be eligible to receive additional discretionary annual equity incentive grants in amounts and on terms and conditions determined by the Parent Board in its sole discretion.
2.5Benefits and Insurance. The Executive will, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company executives (including, but not limited to, being named as an officer for purposes of the Company’s Directors & Officers insurance policy). The Company reserves the right in its sole discretion to modify, add or eliminate benefits at any time. All benefits will be subject to the terms and conditions of the applicable plan documents, which may be amended or terminated at any time. The Executive will be entitled to vacation each year, in addition to sick leave and observed holidays in accordance with the policies and practices of the Company. Vacation may be taken at such times and intervals as the Executive will determine, subject to the business needs of the Company.
2.6Expense Reimbursements. The Company will reimburse the Executive for all reasonable and documented business expenses that the Executive incurs in conducting the Executive’s duties hereunder, pursuant to the Company’s usual expense reimbursement policies.
3.AT-WILL EMPLOYMENT.
The Executive’s employment relationship with the Company is, and will at all times remain, at- will. This means that either the Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without Cause (as defined below) or advance notice, subject to the payment obligations set forth in Sections 5.2 or 5.3.
4.PROPRIETARY INFORMATION OBLIGATIONS.
As a condition of employment, the Executive agrees to execute and abide by the Company’s Employee Non-Disclosure, Invention Assignment and Restrictive Covenant Agreement (“NDIA”).
5.TERMINATION OF EMPLOYMENT.
5.1Termination Generally. Upon termination of Executive’s employment for any reason, the Company will pay the Executive any earned but unpaid Base Salary and unused vacation accrued (if applicable) through the date of termination, at the rates then in effect, less standard deductions and withholdings. The Company will thereafter have no further obligations to the Executive, except as set forth in this Section 5 or otherwise as required by law.

5.2Termination Without Cause or Resignation for Good Reason. If (i) the Company terminates Executive’s employment without Cause or the Executive resigns for Good Reason, (ii) the Executive furnishes to the Company an executed waiver and release of claims in the form specified by the Company (the “Release”), and (iii) the Executive allows the Release to become effective in accordance with its terms no later than the release deadline (which date may not be later than sixty (60) days following the date of Executive’s “separation from service” within the meaning of Section 409A (as defined below)) (the “Release Date”), then the Executive will receive an aggregate amount equal to: (a) nine (9) months of the Executive’s then current Base Salary; and (b) nine (9) months of COBRA coverage, with such aggregate amount payable in equal installments over the nine-month period following the date of the Executive’s termination in accordance with customary payroll practices, but no less frequently than monthly. Such payments will commence within the next payroll cycle following the Release Date and will be subject to required withholding.
5.3Termination Without Cause Or Resignation For Good Reason Within Twelve Months Following Change In Control. If (i) the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason within twelve (12) months following a Change in Control (as defined in the Plan), (ii) the Executive allows the Release to become effective in accordance with its terms no later than the Release Date, then the Executive will receive an aggregate amount equal to: (a) the sum of the Executive’s then-current Base Salary (without regard to any reduction that gave rise to Good Reason) and target Annual Performance Bonus (such Annual Performance Bonus to be calculated at forty percent (40%) of the then current Base Salary) for the year in which the termination takes place; and (b) twelve (12) months of COBRA coverage, with such aggregate amount payable in equal installments over the twelve (12) month period following the date of the Executive’s termination in accordance with customary payroll practices, but no less frequently than monthly; and (c) any and all time-vested equity awards will immediately vest in full. Such payments will commence within the next payroll cycle following the Release Date and will be subject to required withholding.
5.4Definitions. For purposes of this Agreement, the following terms will have the following meanings:
(a)“Cause” will mean the occurrence of any of the following, the Executive’s:
(i) arrest for, arraignment on, conviction of, or plea of no contest to, any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud against the Company; (iii) willful and material breach of the Executive’s duties and obligations under this Agreement or any other agreement between the Executive and the Company or its affiliates that has not been cured (if curable) within thirty (30) days after receiving written notice from the Board of such breach; (iv) engagement in misconduct that causes or is reasonably likely to cause material damage to the Company’s property or reputation; (v) material failure to comply with the Company’s Code of Conduct or other material policies; or (vi) violation of any law, rule or regulation (collectively, “Law”) relating in any way to the business or activities of the Company or its subsidiaries or affiliates, or other Law that is violated during the course of the Executive’s performance of services hereunder that results in the Executive’s arrest, censure, or regulatory suspension or disqualification, including, without limitation, the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a), or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities (provided that Executive may rely on the advice of counsel).

(b)“Good Reason” will mean the occurrence of any of the following events without the Executive’s consent: (i) a material reduction of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive officer team compensation, such reduction will not constitute Good Reason provided that it is a reduction of a proportionally like amount or percentage affecting the entire executive team not to exceed ten percent (10%); or (ii) material reduction in the Executive’s authority, duties or responsibilities, as compared to the Executive’s authority, duties or responsibilities immediately prior to such reduction; provided, however, any resignation by the Executive will only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of the Executive’s intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that the Executive believes constitute(s) Good Reason, which notice will describe such condition(s); (2) the Company fails to remedy such condition(s) within ninety (90) days following receipt of the written notice (the “Cure Period”); and (3) the Executive voluntarily resigns from employment with the Company within thirty (30) days following the end of the Cure Period.
5.5Effect of Termination. The Executive agrees that should the Executive’s employment terminate for any reason, the Executive will be deemed to have resigned from any and all positions with the Company and the Parent.
5.6Section 409A Compliance.
(a)It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provided under Treasury Regulations Sections 1.409A-1(b)(4), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms will mean separation from service. In no event may Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event will the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment of any amounts of deferred compensation subject to Section 409A, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment will be made in the later taxable year. The Company makes no representation or warranty and will have no liability to the Executive or any other person if any compensation under this Agreement constitutes deferred compensation subject to Code Section 409A but does not satisfy an exemption from, or the conditions of, Code Section 409A.

(b)Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed by the Company at the time of a separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any payments or benefits that the Executive becomes entitled to under this Agreement on account of such separation from service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments will not be provided prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of separation from service, (ii) the date of the Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first (1st) business day following the expiration of such period, all payments deferred pursuant to this paragraph will be paid in a lump sum, and any remaining payments due will be paid as otherwise provided herein. No interest will be due on any amounts so deferred.
(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments will be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.
6.ARBITRATION.
Except as otherwise set forth below in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or the Executive’s employment with the Company and/or related to the Parent (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, will be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of JAMS, as modified herein (“Rules”). The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment. There will be one arbitrator who will be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request JAMS to furnish the parties with a list of names from which the parties will jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of such list, then each party will have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to JAMS, which will then select an arbitrator in accordance with the Rules. The place of arbitration will be New York, NY. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the NDIA. The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C.§§1-16.

Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator will: (a) have authority to compel discovery which will be narrowly tailored to efficiently resolve the disputed issues in the proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company will pay all administrative fees of JAMS in excess of four hundred thirty-five dollars ($435) (a typical filing fee in court) and all arbitrator’s fees and expenses. Each party will bear its or his/her own costs and expenses (including attorney’s fees) in any such arbitration; provided that the arbitrator will have the power to award costs and attorney’s fees in the arbitrator’s discretion to the prevailing party (the party receiving substantially the relief sought) upon an application by the prevailing party. In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion will become null and void leaving the remainder of this arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, will not be disclosed by the parties hereto, except as otherwise required by applicable law.
7.GENERAL PROVISIONS.
7.1Representations and Warranties.
(a)The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity. The Executive represents and warrants that the Executive is not subject to any confidentiality or non-competition agreement or any other similar type of restriction that could restrict in any way the Executive’s hiring by the Company and the performance of the Executive’s expected job duties with the Company.
(b)The Company and its affiliates do not wish to incorporate any unlicensed or unauthorized material, or otherwise use such material in any way in connection with, its and their respective products and services. Therefore, the Executive hereby represents, warrants and covenants that the Executive has not and will not disclose to the Company or its affiliates, use in their business, or cause them to use, any information or material which is a trade secret, or confidential or proprietary information, of a third party, including, but not limited to, any former employer, competitor or client, unless the Company or its affiliates have a right to receive and use such information or material.
(c)The Executive represents and warrants that the Executive is not debarred and has not received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities. The Executive understands and agrees that this Agreement is contingent on the Executive’s submission of satisfactory proof of identity and legal authorization to work in the United States, as well as verification of auditor independence.
7.2Advertising Waiver. The Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning business of the Company in which the Executive’s name and/or pictures of the Executive appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.
7.3Miscellaneous.
(a)This Agreement, along with the NDIA, the Indemnification Agreement and any applicable equity awards that have been granted, constitutes the complete, final and exclusive embodiment of the entire agreement between the Executive and the Company regarding its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.
(b)This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company or a member of the Board.
(c)This Agreement will bind the heirs, personal representatives, successors and assigns of both the Executive and the Company, and inure to the benefit of both the Executive and the Company, and to the Executive’s and the Company’s heirs, successors and assigns, as applicable, except that the duties and responsibilities of the Executive are of a personal nature and will not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any merger, consolidation, or transfer or other disposition of all or substantially all of its assets, and such rights and obligations will inure to, and be binding upon, any successor to the Company or any successor to all or substantially all of the assets of the Company, which successor will expressly assume such obligations.
(d)If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.
(e)This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state in which the Executive resides as applied to contracts made and to be performed entirely within such state.
(f)Any ambiguity in this Agreement will not be construed against either party as the drafter. Any waiver of a breach of this Agreement will be in writing and will not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.
[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties have executed this Agreement as of the day and year first written above.

IMVT Corporation

By: /s/ Pete Salzmann
Name: Pete Salzmann
Title: Chief Executive Officer

Accepted and agreed:

/s/ Christopher Van Tuyl
Christopher Van Tuyl

Acknowledged and Agreed: IMMUNOVANT, INC.

By: /s/ Pete Salzmann
Name: Pete Salzmann
Title: Chief Executive Officer

EXHIBIT A
PERMITTED ACTIVITIES

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